SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund VII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25606	58-2022629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund VII

Dear Wells Fund VII Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

Two recent sale transactions were highlights for the Fund. The three Stockbridge Village properties (including Hannover Center) were sold on April 29, 2004, and 880 Holcomb Bridge Road was sold on July 1, 2004. These sales capitalized on the current strong investor demand for retail shopping centers in the market. We have secured 100% occupancy at the Marathon building through two long-term leases, placing this asset in a stable condition. We made our first distribution of net sale proceeds in January 2004 to limited partners, totaling approximately $735,000. We also have announced the next net sale proceeds distribution to limited partners, scheduled for the fourth quarter 2004, totaling $4,213,000, from the sales of the Tanglewood Commons outparcel, Stockbridge Village III, Stockbridge Village I Expansion, and Hannover Center properties.

The second quarter 2004 operating distributions to the Class A unit holders were 3.0%, consistent with the prior quarter, as a result of the free rent periods at the Marathon building. The General Partners anticipate that operating distributions may decline in the near term, particularly given that operating cash flow will be decreased with the recent property sales, the near-term free rent periods at Marathon, and potential capital expenditures at CH2M Hill. As 2004 progresses, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight that, through June 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $15.1 million, as compared to $21.1 million originally invested, or approximately 72% of the dollars invested since inception.

No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund VII activities also is available to you on the same Web site.

Should you have any questions regarding Fund VII, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will

2

always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott

Vice President

Investor Relations

cc: Financial Consultant

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VII, L.P.
(Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

By:	Wells Capital, Inc.
General Partner

By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: August 6, 2004

4